                                                                  RULE 424(b)(3)
                                                               FILE NO. 33-61649
                                                       REPUBLIC INDUSTRIES, INC.


                    SUPPLEMENT NO. 6 DATED DECEMBER 7, 1998
                      TO PROSPECTUS DATED AUGUST 11, 1995

As a result of the transfers by certain Selling Stockholders of Common Stock, the table of Selling Stockholders in the Selling Stockholder Section of the Prospectus is hereby further supplemented as follows:


                                                         Shares Beneficially     Shares to be Offered
                                                           Owned Prior to           for The Selling
Selling Stockholder                                         The Offering         Stockholder's Account
-------------------                                      ------------------      ---------------------
GDJ, Jr. Investment Limited Partnership(1)                     999,321                   676,470

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(1) GDJ, Jr. Investment Limited Partnership is controlled by George D. Johnson,
    Jr., who serves as a director of the Company. The aggregate amount of common stock beneficially owned by GDJ, Jr. Investment Limited Partnership consists of (a) 899,321 shares owned by it, and (b) presently exercisable warrants to purchase 100,000 shares at $3.50 per share.